Form N-SAR

Sub Item 77M
Mergers
2-34393, 811-1879

On July 2, 2009, Janus Investment Fund was the surviving corporation in a reorganization. All of the assets and liabilities of Janus Adviser Series were transferred to Janus Investment Fund. The transaction was approved by the Board of Trustees at meetings held on March 10-12, 2009. The circumstances and details of the merger are contained in the July 2, 2009 SEC Filing, Conformed Submission Type 485(b), accession number 0000950123-09-019724, and such filing is incorporated herein by reference as an exhibit to Sub-Item 77M of Form N-SAR.